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                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom  Gelston,  Director - Investor  Relations  (203)
222-5943

           TEREX ANNOUNCES OPERATING STRUCTURE AND MANAGEMENT CHANGES

         WESTPORT, CT, January 10, 2006 -- Terex Corporation (NYSE: TEX) announced today that, effective at the start of the first quarter of 2006, it has realigned certain of its operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The Mobile Crushing and Screening Group, consisting of Powerscreen, Terex Finlay and Terex Pegson and formerly part of the Terex Construction Segment, will now be consolidated within the Terex Materials Processing & Mining Segment. Additionally, the European telehandlers business of TerexLift, formerly part of the Terex Construction Segment, will now become part of the Terex Aerial Work Platforms Segment.

         "The purpose of these changes is to strengthen Terex's ability to service our customers in these product categories, and to ultimately provide a better return to our shareholders," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "The new organizational structure not only aligns us more closely with how our customers buy our equipment, but also puts manufacturing and sales for each product group under focused leadership. Genie already manages the North American telehandlers product, which has done quite well under their oversight. As for the crushing and screening businesses, not only will we gain consolidated exposure to all customers, but we expect to better coordinate supply and design issues across products that share many of the same attributes. I am confident that the new structure will allow us to better focus on servicing our customers and markets and provide products which generate greater value for our customers."

         As part of the reorganization, Kieran Hegarty, formerly Vice President
- Terex Construction Crushing and Screening Division, has been named Vice President - Terex Materials Processing, and will head Terex's consolidated materials processing group. Mr. Hegarty will continue to be based in Dungannon, Northern Ireland, and will report to Rick Nichols, President - Terex Materials Processing & Mining. In this leadership role, Mr. Hegarty will assume the responsibility for the businesses of Terex Cedarapids, Terex Simplicity, Terex Jacques and Terex Canica, along with his existing role in the leadership of the Terex Finlay, Terex Pegson, and Powerscreen businesses.

         As for Terex Construction, following the move by Colin Robertson, formerly President - Terex Construction, to his new position of Executive Vice President - Operations for Terex, Fergus Baillie, President -- Terex Heavy Equipment group, has been appointed interim leader of the Terex Construction segment while a search for a full time replacement is conducted.

         Additionally, Roger Brown, currently Vice President - North American Sales for the Terex Aerial Work Platforms Segment, has been assigned the additional responsibility of overseeing the Strategic Accounts Group for Terex. This group is charged with leading and managing activities with large international accounts, providing one face to the customer and coordinating activities for sales, production, aftermarket support and billing. Mr. Brown will continue to have reporting responsibility for North American sales of both the Genie and the Terex Construction product lines, although day-to-day responsibilities will be managed by a team under his direction.

         Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments:
Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com